EXHIBIT 99.1

     Monday August 20, 10:01 am Eastern Time

Press Release

SOURCE: Advanced Biotherapy Inc.

Advanced Biotherapy Inc. Receives ‘Notice of Allowance’ for Antibody Utility Patent to Treat Autoimmune Diseases

LOS ANGELES—(BW HealthWire)—Aug. 20, 2001—Advanced Biotherapy Inc. (OTCBB:ADVB — news) has received a “notice of allowance” from the United States Patent and Trademark Office (USPTO) for a utility patent to be issued for an antibody to treat five autoimmune diseases.

The patent is expected to be issued within 90 days, according to company Chief Executive Officer Edmond F. Buccellato.

“The notice of allowance is a critical milestone for our company and further validates the novelty and importance of our underlying scientific research. We plan to disclose full details when the patent is issued,” Buccellato explained.

The USPTO issues a notice of allowance when a company has completed the application and review process for a U.S. patent and has satisfied all of the legal criteria for patentability of the invention.

“This is the legal stake in the ground that our shareholders and management have been anticipating,” noted Alexander L. Cappello, chairman of the board of Advanced Biotherapy and chairman and chief executive officer of Cappello Group Inc., a Santa Monica-based investment banking firm.

Advanced Biotherapy is developing new therapeutic strategies for the treatment of severe autoimmune diseases. Drugs that may be developed under the company’s patents neutralize immunomodulators called cytokines, which have been linked to diseases such as rheumatoid arthritis, multiple sclerosis, AIDS and other autoimmune diseases.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of the company’s patent portfolio. See the company’s public filings with the Securities and Exchange Commission for information about risks that may affect the company.

Contact:

For Advanced Biotherapy Inc. 310/458-1224 Rick Terrell, rterrell@cswpr.com Tracy Olmstead Williams, twilliams@cswpr.com